NEWS RELEASE

OCTOBER 25, 2012

GOLDEN QUEEN FILES UPDATED FEASIBILITY STUDY
REPORT FOR SOLEDAD MOUNTAIN PROJECT

Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (“Golden Queen” or the “Company”) is pleased to announce that in accordance with National Instrument 43-101 and in support of the Company’s September 6, 2012 news release, it has filed a technical report entitled “Soledad Mountain Project –Technical Report” dated October 17, 2012 (the “Technical Report”). The Technical Report was prepared by Norwest Corporation of Vancouver, based on their 2012 feasibility study and using updated resource estimates prepared by AMEC E&C Services, Inc. of Sparks, Nevada. The Technical Report is available on the SEDAR website at www.sedar.com, and on the Company’s website. Results reported in the Technical Report include updates to the technical information on the Project, as summarized below.

The US dollar is used in this news release unless otherwise noted.

Highlights

  The Project is fully permitted
  Average annual production of 77,000 oz of gold and 890,000 oz of silver (year 2 to year 14)
  A projected all-inclusive average cash cost per ounce of gold produced, net of silver credits, of $256/oz with the London p.m. fix for precious metals on October 17, 2012
  A low waste to ore stripping ratio of 1.49:1 (tons:tons)
  Estimated capital costs, including working capital and assuming lease financing of the mining equipment, of $107 million

Cash Flow Analysis

The cash flow analysis in the updated Technical Report is done on a constant US dollar, stand-alone basis. The study provides the following economic estimates for the Project:

At gold and silver prices of $1,438/oz and $27.65/oz respectively, the trailing 36-month average precious metals prices to the end of September 2012, the Project has a pre-tax indicated internal rate of return (“IRR”) of 64.4%, a net present value (“NPV”) of $735 million with a discount rate of 5% and the undiscounted, cumulative net cash flow is approximately $1.13 billion and this is considered the base case. The all-inclusive average cash cost per ounce of gold produced including sustaining capital and net of silver credits, is $285/oz. The after-tax IRR is 52.2%, the NPV is $517 million with a discount rate of 5% and the undiscounted, cumulative net cash flow is $800 million.

The tax model allows for federal and state taxes and treats the Company and the Project as stand-alone for tax calculations.

The trailing 36-month average precious metals prices are accepted by the U.S. Securities And Exchange Commission when reporting mineral reserves.

At gold and silver prices of $1,749/oz and $33.03/oz respectively, the London p.m. fix for precious metals on October 17, 2012 and the date of the Technical Report, the Project has a pre-tax indicated IRR on capital employed of 82.9% . The NPV is $986 million with a discount rate of 5%, and the undiscounted, cumulative net cash flow is approximately $1.49 billion. The indicated contribution of gold and silver to gross revenues is 83% and 17% respectively. The all-inclusive average cash cost per ounce of gold produced including sustaining capital and net of silver credits, is $256/oz. The after-tax IRR is 65.6%, the NPV is $685 million with a discount rate of 5% and the undiscounted, cumulative net cash flow is $1.04 billion.

		Pre-Tax			After-Tax
Gold Price	Silver Price	NPV @ 5%	NPV @ 5%	IRR	NPV @ 5%	NPV @ 5%	IRR
$/oz	$/oz	$ million	$/share	%	$ million	$/share	%
1,749	33.03	986	9.81	82.9	685	6.82	65.6
1,438	27.65	735	7.31	64.4	517	5.15	52.2

Overview

The Company plans to develop a gold-silver, open pit, heap leach operation on its Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California. The Project will use conventional open pit mining methods and the cyanide heap leach and Merrill-Crowe processes to recover gold and silver from crushed, agglomerated ore. The planned, average ore and waste mining rates are 4.71 million tons and 7.03 million tons per year with a stripping ratio of 1.49:1 for a combined mining rate of ore and waste of 11.74 million tons per year. The permitted combined ore and waste mining rate is 14 million tons per year. Gold and silver production is projected to average approximately 77,000oz and 890,000oz respectively per year although this is expected to fluctuate considerably from year to year depending upon the ore head grades. Gold and silver production is projected to be 1,067,000 oz of gold and 12,039,000 oz of silver over a period of 15 years.

Mineral Resource Estimates

The Company announced that it had initiated an infill drill program in a news release on October 21, 2010. The drill program commenced in April 2011 and was completed in early May 2011. A total of 20 drill holes (6,288 feet) were completed in the program.

AMEC E&C Services, Inc. (“AMEC”) of Sparks, Nevada, has integrated the results from the infill drill program into updated mineral resource estimates. The estimate differs from previous estimates because the update has used a lower gold-equivalent cutoff grade, higher gold and silver prices, and current estimates of operating costs and recoveries for gold and silver. The previous estimates were based on gold and silver prices and technical parameters from the late 1990s.

The mineral resource estimates prepared by AMEC are set out in Table 1 below and are not materially different from the estimates announced in the September 6, 2012 press release. Mr. Mark Hertel, an AMEC, Principal Geologist, is the QP for the Mineral Resources for Soledad Mountain. Mineral Resources are set out in Table 1, using precious metals prices of $1,310/oz gold and $24.05/oz silver, a cut-off grade of 0.004 oz/ton AuEq, and have an effective date of 29 February, 2012. Mineral Resources are reported inclusive of Mineral Reserves. Note that mineral resources that are not mineral reserves do not have demonstrated economic viability.

Table 1 - Mineral Resources
 Effective Date: February 29, 2012

			In-situ Grade				Contained Metal
			Gold		Silver		Gold	Silver
Classification	tonnes	ton	g/t	oz/ton	g/t	oz/ton	oz	oz
Measured	26,727,000	29,400,000	0.850	0.025	13.29	0.39	729,000	11,403,000
Indicated	118,090,000	129,900,000	0.442	0.013	8.53	0.25	1,675,000	32,301,000
Total & Average	144,817,000	159,300,000	0.517	0.015	9.42	0.27	2,404,000	43,704,000
Inferred	14,545,000	16,000,000	0.362	0.011	7.89	0.23	169,000	3,681,000

Notes:

1.	The qualified person for the mineral reserve is Mark Hertel, SME Registered Member, and an employee of AMEC.
2.	Mineral Resources are inclusive of Mineral Reserves.
3.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
4.	Mineral Resources are reported at a 0.004 oz/ton (0.137 g/t) AuEq cut-off.
5.	Mineral Resources are reported as undiluted.
6.	Mineral Resources are reported within a conceptual pit shell that has been merged with the Mineral Reserve pit.
7.	Mineral Resources are reported using a long-term gold price of US$1310/oz, silver price of $24.05/oz, mining and processing costs and variable recoveries that are based on rock type classification.
8.	Gold equivalent grades were calculated based on the equation:
AuEq(oz/ton) = Au(oz/ton) + (Ag(oz/ton) * [(Ag price(US$/oz)/Au price(US$/oz)) * (Ag recovery(%)/Au recovery(%))]
9.	Rounding as required by reporting guidelines may result in apparent summation differences between tons, grade and contained metal content.
10.	Tonnage and grade measurements are in US and metric units. Grades are reported in troy ounces per short tons and in grams per tonne.
11.	Mineral zones were shaped manually with a cutoff grade of 0.004 oz/ton (0.137 g/t) AuEq.

Mineral Reserve Estimates

Norwest Corporation of Vancouver, British Columbia has used the information provided by AMEC to update the mineral reserve estimates and these are set out in Table 2 below.

Table 2 - Mineral Reserves
Effective Date: August 31, 2012

			In-situ Grade				Contained Metal
			Gold		Silver		Gold	Silver
Reserve Category	tonnes	ton	g/t	oz/ton	g/t	oz/ton	oz	oz
Proven	18,371,000	20,250,000	0.910	0.027	14.49	0.423	537,700	8,558,500
Probable	42,237,000	46,558,000	0.529	0.015	10.58	0.309	717,900	14,372,500
Total & Average	60,608,000	66,808,000	0.644	0.019	11.77	0.343	1,255,600	22,931,000

Notes:

2.	The qualified person for the mineral reserve is Sean Ennis, Vice President, Mining, P.Eng., APEGBC Registered Member who is employed by Norwest Corporation.
3.	A gold-equivalent cut-off grade of 0.240 g/t (0.007 oz/ton) was used to estimate the mineral reserves.
4.	AuEq is the gold-equivalent grade, which is calculated as follows:
	a.	AuEq g/t = Au g/t + {(Ag/R1)xR2} g/t
	b.	R1 = Au price in $/oz/Ag price in $/oz; R2 = Ag recovery in %/Au recovery in %.

Gold and Silver Recoveries

Extensive process development done on Soledad Mountain ores from 1988 to 2007 shows that these ores are readily amenable to heap leaching if the ore is crushed to relatively small sizes. Three series of metallurgical test programs that evaluated the use of a high-pressure grinding roll to size and prepare ore particles for heap leaching were also completed between 2003 and 2007.

The Company’s consulting engineers project recoveries of 85.0% for gold and 52.5% for silver for the proposed commercial operation.

Capital and Operating Costs

The Project is serviced by existing infrastructure, accessible by state highway, and proximate to a local experienced workforce and housing

Engineering has been substantially completed for all major components of the Project. Capital cost estimates are based upon quotes for construction from a number of key vendors and contractors based in southern California. The capital cost is estimated to be $119.0 million and this includes mining equipment with a cost of $17.2 million, unallocated costs of $12.5 million and working capital of $10.5 million. These estimates also include all sales taxes. The sustaining capital is estimated to be a further $30.6 million over the life of the gold and silver heap leach operation. The bulk of the sustaining capital will be required for construction of the heap leach pads and for mining equipment replacement.

The Company has also received an attractive and competitive proposal for lease financing the mining equipment. This will reduce the capital cost to $107 million and this includes working capital of $10.5 million.

Detailed operating cost estimates have been prepared with information provided by independent consulting engineers and vendors of services and supplies such as diesel fuel and explosives, reagents such as cement and sodium cyanide and operating supplies and spare parts for both the major mining equipment and support equipment and equipment in the various processing facilities. The all-inclusive average cash operating cost including the sustaining capital is projected to be $10.02/ton of ore mined for the life of the gold and silver heap leach operation.

Permitting

The Project is fully permitted. A permitting update is provided in the Company’s September 6, 2012 news release.

Outlook

The Company estimates that construction can be completed in approximately fifteen months once financing has been secured. The Company is currently evaluating financing alternatives.

Qualified Persons

Mark Hertel, RM, SME, AMEC E&C Services, Inc. is a qualified person for the purposes of National Instrument 43-101 and has reviewed and approved the technical content of this press release as it relates to the resource estimates completed by AMEC E&C Services, Inc.

Sean Ennis, P.Eng., Vice President Mining, Norwest Corporation, is a qualified person for the purposes of National Instrument 43-101 and has reviewed and approved the technical content of this press release as it relates to the Technical Report completed by Norwest Corporation.

H. Lutz Klingmann, P.Eng., the President of the Company, is a qualified person for the purposes of National Instrument 43-101 and has reviewed and approved the technical content of this press release.

Information on Golden Queen Mining Co. Ltd. is available on the SEDAR web site at www.sedar.com and on the Company’s website at www.goldenqueen.com

Information on data verification, quality assurance and quality control, as well as information on parameters and methodology used in preparing resource and reserve estimates is provided in the Technical Report.

For further information regarding this news release please contact:

Lutz Klingmann, P.Eng., President
Telephone: (604) 921-7570
email: mintoexpl@telus.net

Cautionary Note to U.S. Investors Regarding Reserve and Resource Estimates: This press release uses the terms "measured resources", "indicated resources", and "inferred resources" which are defined in are defined by the Canadian Institute of Mining, Metallurgy and Petroleum, and are required to be disclosed in accordance with Canadian National Instrument 43-101 (NI 43-101). The disclosure standards in the U.S. Securities and Exchange Commission’s (SEC) Industry Guide 7 normally do not recognize information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards in documents filed with the SEC. In addition, resource that are classified as “inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be converted into reserves. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and reserves reported by the Company in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information presented by companies using only U.S. standards in their public disclosure.

Caution With Respect To Forward-looking Statements: The information in this press release includes certain “forward-looking statements”. All statements, other than statements of historical fact, included herein including, without limitation, plans for and intentions with respect to our properties, statements regarding intentions with respect to obligations due for various projects, quantity of reserves, permitting, construction and production and other milestones, and the Soledad Mountain project’s future operating or financial performance including production, rates of return, recoveries, cash costs and capital costs are forward-looking statements. Statements concerning Mineral Reserves and Mineral Resources are also forward-looking statements in that they reflect an assessment, based on certain assumptions, of the mineralization that would be encountered and mining results if the project were developed and mined in the manner described. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from our expectations include the uncertainties involving the availability of project financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; risks of construction and mining projects such as accidents, equipment breakdowns, non-compliance with environmental and permit requirements, unanticipated variation in ore grades or recovery rates; unexpected cost increases; fluctuations in metal prices and currency exchange rates, and other risks and uncertainties disclosed in our Annual Report on Form 10-K for the year ended December 31, 2011. Forward looking statements are based on numerous assumptions and are subject to all of the risks and uncertainties inherent in our business, including risks inherent in mineral exploration and development. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, should not to put undue reliance on forward-looking statements. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.